UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K/A
(Amendment No. 1)
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2016
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Cable One, Inc.

(Exact name of registrant as specified in its charter)
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Delaware	1-36863	13-3060083
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

210 E. Earll Drive, Phoenix, Arizona	85012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 364-6000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On December 13, 2016, Cable One, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Initial Filing”) with the Securities and Exchange Commission (the “SEC”) to report, among other things, the promotion of Julia M. Laulis to President and Chief Executive Officer of the Company, effective January 1, 2017.

This Amendment No. 1 amends the Initial Filing to include disclosure regarding Ms. Laulis’ compensation in connection with her role as President and Chief Executive Officer, as required by Item 5.02 of Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with Ms. Laulis’ promotion to President and Chief Executive Officer, effective January 2, 2017, her annual base salary was increased to $550,000, and her target annual cash incentive award with respect to 2017 was increased to 100% of her annual base salary, or $550,000.  As part of the Company’s regular annual grant of long-term incentive compensation, on January 3, 2017, the Compensation Committee of the Board of Directors of the Company approved equity awards to its executive officers, including Ms. Laulis. Ms. Laulis was granted stock appreciation rights with respect to 5,000 shares of the Company’s common stock, with an exercise price equal to $619.66, which was the closing price of the Company’s common stock on January 3, 2017, and which generally vest in four equal ratable installments beginning on the first anniversary of the grant date. Ms. Laulis was also granted a three-year performance-based restricted share grant with a target grant date value equal to $550,000 and a maximum grant date value of 200% of the target.  The long-term incentive awards were granted under the Company’s 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”) and vesting is generally subject to Ms. Laulis’ continued employment through the applicable vesting date and achievement of any performance goals, which were selected from those specified in the 2015 Plan (or as otherwise provided in the award agreement).  The other material plans and arrangements in which Ms. Laulis participates are disclosed in the Company’s Proxy Statement, as filed with the SEC on March 31, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cable One, Inc.

By:	/s/ Alan H. Silverman
	Name:	Alan H. Silverman
	Title:	Senior Vice President, General Counsel, Director of Administration and Secretary

Date: January 5, 2017